UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 17, 2014

IDENIX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-49839	45-0478605
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

320 Bent Street Cambridge, MA	02141
(Address of principal executive offices)	(Zip Code)

(617) 995-9800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On November 23, 2010, Idenix Pharmaceuticals, Inc. (the “Company”) entered into an employment letter (the “Employment Letter”) with Paul Fanning, the Senior Vice President, Human Resources of the Company. Mr. Fanning first became a named executive officer of the Company in 2014 and the terms of Mr. Fanning’s Employment Letter are described in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders (the “2014 Proxy”). The Employment Letter is substantially similar to the previously-filed employment letters between the Company and its other named executive officers (other than Mr. Renaud).

Pursuant to the Employment Letter, Mr. Fanning is entitled to receive an annual base salary in the amount of $240,000, which amount will be annually reviewed at the discretion of the Company’s board of directors (the “Board”). Mr. Fanning is also entitled to receive an annual cash performance bonus in a target amount equal to 35% of his base salary, which amount may, at the discretion of the Board, be periodically reviewed for increase. The Employment Letter further provides that Mr. Fanning is eligible to participate in all benefit plans Idenix provides generally to its senior level executives and has the opportunity, subject to approval by the Compensation Committee of the Company’s Board, to be awarded annually stock options to purchase 40,000 shares of Idenix common stock, $0.001 par value per share (“Common Stock”). See the 2014 Proxy for additional information regarding Mr. Fanning’s current compensation.

Mr. Fanning’s employment is terminable by either Idenix or Mr. Fanning at any time. Subject to the next paragraph below, under the terms of the Employment Letter, if Mr. Fanning’s employment is terminated by Idenix without cause or by Mr. Fanning for good reason (each as defined in the Employment Letter), subject to his execution of a release agreement within a specified period of time, all of his stock options to purchase Common Stock will immediately vest in full, and he will be entitled to receive: (i) a lump sum payment equal to one times (A) his annual base salary plus (B) the greater of his target bonus for such year or the actual bonus paid in the year immediately preceding the termination; and (ii) continuation of health and dental insurance benefits and life insurance premium payments (if the Company’s life insurance plan provides for continued coverage), in each case for twelve months.

If Mr. Fanning’s employment is terminated by the Company or a successor entity without cause or by Mr. Fanning for good reason, in each case within one year following a change in control of Idenix (as defined in the Employment Letter), subject to his execution of a release agreement within a specified period of time, all of his stock options to purchase Common Stock will immediately vest in full, and, in addition to the cash amounts and benefits continuation set forth in the paragraph above, he will be entitled to receive: (i) a lump sum payment equal to one times (A) his annual base salary plus (B) the greater of his target bonus for such year or the actual bonus paid in the year immediately preceding the termination.

The foregoing description of the Employment Letter is qualified in its entirety by the text of such letter which is filed herewith as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Letter, dated November 23, 2010, by and between Idenix Pharmaceuticals, Inc. and Paul Fanning

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

IDENIX PHARMACEUTICALS, INC.

Date: June 17, 2014	By:	/s/ Maria Stahl

Maria Stahl

Senior Vice President and General Counsel